Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

OceanPal Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)(3)(8)	Proposed Maximum Aggregate Offering Price(1)(3)(8)	Fee Rate	Amount of Registration Fee
	Units, consisting of:
Equity	(i) Common Stock, par value $0.01 per share, or pre-funded warrants to purchase common stock(1)(3)(4)(6)	Rule 457(c)	43,560,605	$0.66	$28,749,999	0.0000927	$2,666
	(ii) Class B Warrants to purchase common stock(2)(6)	Rule 457(i)	-	-	-	-	-
Equity	Common stock, par value $0.01 per share, underlying Class B Warrants as part of the Units(1)(6)(7)	Rule 457(c)	43,560,605	$0.66	$28,749,999	0.0000927	$2,666
Equity	Common Stock, par value $0.01 per share, underlying pre-funded warrants(1)(3)(4)(5)(6)	-	-	-	-	-	-
Total Offering Amounts				$0.66	$57,499,998		$5,332
Total Fee Offsets							-
Net Fee Due							$5,332

(1)	The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.

(3)

The proposed maximum aggregate offering price of the common stock proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants offered and sold in the offering, and the proposed maximum offering price of the pre-funded warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock sold in the offering.

(4)

The registrant may issue pre-funded warrants to purchase common stock in the offering. The purchase price of each pre-funded warrant will equal the price per share at which shares of common stock are being sold to the public in this offering, minus $0.01, which constitutes the pre-funded portion of the exercise price, and the remaining unpaid exercise price of the pre-funded warrant will equal $0.01 per share (subject to adjustment as provided for therein).

(5)

Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(6)	Includes common stock, Class A Warrants and pre-funded warrants that may be sold pursuant to the underwriters' over-allotment option.

(7)	Based on a per-share exercise price for the Warrants of not less than 100% of the public offering price per unit in this offering.

(8)	Calculated based on an assumed offering price of $0.66, which represents the closing price reported on the Nasdaq Capital Market of the registrant's common stock on April 4, 2022.